Exhibit 4.14

AMENDMENT TO MANAGEMENT AGREEMENT

AMENDMENT NO. 2, dated the 6th day of August 2010, to the Management Agreement dated the 17th day of March 2010 (the “Management Agreement”); by and between CRUDE CARRIERS CORP., a corporation duly organized and existing under the laws of the Marshall Islands with its registered office at 3 Iassonos Street, Piraeus, 18537, Greece (“CC”) and CAPITAL SHIP MANAGEMENT CORP., a company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank Building, 6th floor, Samuel Lewis Avenue, Panama, and a representative office established in Greece at 3 Iassonos Street, Piraeus Greece (“CSM ”).

WHEREAS:

CC has requested that CSM agree to amend certain provisions of the Management Agreement, as set forth herein; and

CSM is willing to agree to such amendments as set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

Section 1.  Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Management Agreement.

Section 2.  Amendments.  (a)  Schedule “C” of the Management Agreement is hereby amended to read in its entirety as follows:

SCHEDULE C

Vessel	Capacity	Year Built	Flag	Delivery Date/ Expected Delivery Date
Miltiadis M II	162,397 dwt	2006	Liberia	03/2010
Alexander the Great	297,958 dwt	2010	Liberia	03/2010
Achilleas	297,000 dwt	2010	Liberia	06/2010
Amoureux	150,393 dwt	2008	Liberia	05/2010
Aias	150,096 dwt	2008	Liberia	06/2010

Section 3.  Effectiveness of Amendment.  This Amendment shall become effective and apply to each respective vessel, as of the delivery date of such vessel to CRU (the “Amendment Effective Date”).

Section 4.  Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of CC or CSM under the Management Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Management Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle CC or CSM to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Management Agreement in similar or different circumstances.  This Amendment shall apply and be effective with respect to the matters expressly referred to herein.  After the date hereof, any reference to the Management Agreement shall mean the Management Agreement with such amendments effected hereby.

Section 5.  Counterparts.  This Amendment may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

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IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized signatories with effect as of the Amendment Effective Date.

CRUDE CARRIERS CORP.,

By:
Name:
Title:

CAPITAL SHIP MANAGEMENT CORP.,

By:
Name:
Title: